Exhibit 10.62

July 12, 2017

Histogen, Inc.

10655 Sorrento Valley Road

San Diego, CA 92121

Attention: Steven Chang, Chairman

RE:	Agreements between Histogen, Inc. (“Histogen”) and Suneva Medical, Inc. (“Suneva”) referred to below.

Dear Mr. Chang:

We are writing to you with reference to the following agreements between Histogen and Suneva:

•	Amended and Restated License Agreement, between Histogen and Suneva, dated December 16, 2013, (the “License Agreement”): and

•	Amended and Restated Supply Agreement, between Histogen and Suneva, dated December 16, 2013, (the “Supply Agreement”).

As you are aware, Suneva and Allergan Sales, LLC (“Allergan”) propose to enter into an agreement to sell Suneva’s Regenica product line to Allergan (the “Transaction”). Completion of the Transaction is currently anticipated to take place as early as mid-July 2017. As we work towards completion of the Transaction, we request that you acknowledge your receipt of this notice of the Transaction and your consent to the assignment of the License Agreement and Supply Agreement (collectively, the “Agreements”) to the Allergan (the “Assignment”).

While consent is not required for assignment of the Agreement for the Sale, Storage and Release of Master and Working Cells from Histogen and Suneva, dated August 4, 2015 (“Cell Bank Agreement”), for completeness, please be informed that the Cell Bank Agreement will be assigned to Allergan contemporaneously with the Assignment.

By signature hereto, Allergan hereby accepts the assignment of all of Suneva’s rights and obligations under the Agreements and the Cell Bank Agreement (in each case as modified pursuant hereto) from and after the closing of the Transaction and acknowledges and agrees to the other provisions hereof.

Allergan looks forward to taking over the Regenica product line and the relationship with Histogen. As Allergan prepares for the next stage of the relationship, we have identified the following aspects of the Agreements that would benefit from clarification, modification or addition (e.g., the right for Allergan to manufacture CCM), to which we understand you are in agreement. Please see Exhibit A for a blackline showing the amended language.

As consideration for the entry into this agreement to modify the Agreements upon the consummation of the Transaction, Allergan hereby agrees to, within five business days following the date upon which the closing of the Transaction occurs, deliver the amount of $1,000,000 in cash, less any applicable withholding taxes, to the account designated by Histogen set forth on Exhibit B attached hereto.

1.

With effect from the closing of the Transaction, (i) Allergan shall replace Suneva as a party to the Agreements, entitled to all rights granted to Suneva pursuant to the Agreements and subject to all obligations of Suneva pursuant to the Agreements and all references to “Suneva” therein shall be deemed to be references to “Allergan” and (ii) subject to the closing of the Transaction, the amendments in Sections 2 through 16 below shall become effective.

2.	Each of Section 1.5 of the License Agreement and Section 1.3 of the Supply Agreement will be each be amended and restated to read as follows:

“CCM” or “Cell Conditioned Media” means any tissue culture media conditioned by newborn fibroblast cells that when grown under simulated embryonic conditions, become multipotent stem cells, using the conditioning process created or developed by Histogen or its Affiliates. For clarity, “CCM” does not include any ingredient included in any product that was marketed or sold before June 30,2017 in the SkinMedica product line.

3.	Section 1.10 of the License Agreement will be amended and restated to read as follows:

“Field of Use” means Products used to address any symptom or condition related to topical cosmetic applications, including without limitation, for enhancement of use of, or recovery from, microneedling, cosmetic wound healing, non-implantable device coating and the signs, symptoms and appearance of aging skin, as dispensed, directly or indirectly, by a physician from the physician’s office, clinic, hospital, medical spa or website. With respect to medical spa and website accounts, only those with an associated medical license number will be within the Field of Use. For clarity, Field of Use does not include hair growth, non-cosmetic wound healing, implantable device coatings, orthopedics, oncology, cuticle/nail growth, muscle growth/regeneration, or dermal fillers.

4.	Section 1.14 of the License Agreement will be amended to add the following sentence at the end thereof:

For clarity, Competition shall not include the commercial launch of any product by Allergan or its Affiliates.

5.	Section 1.15 of the License Agreement will be amended and restated to read as follows:

“ReGenica Products” means current topical products in the ReGenica product line, including “Day”, “Overnight” and “Post-Resurfacing” products, along with any future topical products developed or manufactured by Histogen or developed, manufactured or sold by Allergan (or its Affiliates) that, in each case, include CCM as an ingredient for skin care and facial cosmetic applications. Histogen represents that the ReGenica Products (as finished goods and if properly handled and stored per Histogen’s instructions) have a twenty-four (24) month shelf life.

6.	Section 1.16 of the License Agreement will be amended to delete the following words:

and does not require approval or clearance by Regulatory Authority prior to sale

7.	Section 1.17 of the License Agreement will be amended to add the following sentence at the end of Section 1.17:

Notwithstanding the foregoing, “Improvements” will not include any intellectual property, invention, discovery or enhancement or development conceived and reduced to practice, or made by SkinMedica, Inc., Allergan pic or any of their respective affiliates (1) prior to June 30, 2017, or (2) after June 30, 2017 that (x) is not covered by a Valid Claim of any Licensed Intellectual Property and (y) does not otherwise utilize or reference, and is not based on, any Licensed Intellectual Property.

8.	Section 1.27 of the License Agreement will be amended and restated to read as follows:

“Product” means any topical formulation including CCM as an ingredient. In no event shall “Product” include (i) any product in the SkinMedica product line existing as of June 30, 2017 or (ii) any future SkinMedica product that does not include CCM as an ingredient.

9.	Each of Section 1.33 of the License Agreement and Section 1.20 of the Supply Agreement will be each be amended and restated to read as follows:

“Territory” means all countries and jurisdictions throughout the world.

10.	Section 2.1.1 of the License Agreement will be amended as follows:

Amend and restate the second sentence thereof to read as follows:

During the Term and subject to Allergan’s compliance with the terms and conditions of this Agreement, Histogen, on behalf of itself and its Affiliates, hereby grants to Allergan a non-exclusive, royalty free, transferrable (to the extent permitted under Section 15.2 below) license, with the right to grant sublicenses in accordance with Section 2.2, under the CCM Technical Information, solely in the Field of Use and within the Territory and solely to make, have made, use, import and export, develop, register, warehouse, distribute, market, promote, offer to sell, sell and otherwise commercially exploit the Products throughout the Territory.

Add the following sentence at the end thereof:

For clarity, if any products in the SkinMedica product line, or any other product line developed by Allergan and/or its Affiliates include CCM as an ingredient, such products shall constitute “Products” and royalties shall be due on sales of those products as set forth in Article 6.

11.	Section 2.1.2 of the License Agreement will be deleted and replaced in its entirety with the following:

[Intentionally Omitted.]

12.	Section 2.2 of the License Agreement will be amended and restated as follows:

Allergan shall have the right to sublicense any of the rights granted in Section 2.1 to one or more of its Affiliates and/or Third Parties only upon obtaining Histogen’s prior written consent, which consent will not be withheld unreasonably; provided, however, that Allergan shall secure all appropriate covenants, obligations and rights from any permitted Sublicensee, including, but not limited to licenses, Intellectual Property Rights and confidentiality obligations, to ensure that such Sublicensee is subject to, and Allergan can comply with, all of Allergan’s covenants and obligations to Histogen under this Agreement; provided, further, this sentence shall not apply with respect to sublicensing to contract sales organizations, co-promotion partners, distributors and/or other service providers assisting Allergan or any Sublicensee in the commercialization of the Products (collectively, “Incidental Sublicensees”). Allergan’s rights to sublicense are limited as expressly set forth in this Section 2.2. Allergan shall (i) provide Histogen in writing a complete copy of each sublicense agreement entered by it under this Agreement and (ii) name Histogen as a third party beneficiary in any such sublicense agreement; provided, however, that the requirements of the preceding clauses (i) and (ii) shall not apply with respect to sublicensing to Incidental Sublicensees”. No such sublicense shall grant any right to grant further sublicenses without the prior, written consent of Histogen, such consent not to be unreasonably withheld.

13.	Section 2.4 of the License Agreement will be amended as follows:

Add the following words immediately following the word “products” and immediately before the word “for” in the first sentence thereof:

in the Field of Use

Add	the following sentence at the end thereof:

For clarity, Histogen had begun development before the Effective Date of products containing CCM in the following areas: hair growth, non-cosmetic wound healing, implantable device coating, orthopedics, oncology, and dermal fillers.

14.	Section 6.2.5 of the License Agreement will be amended as follows:

Replace “thirty (30)” in the final sentence with “sixty (60)”.

15.	A new Section 1.22 will be added to the Supply Agreement, reading as follows:

“FTE Rate” shall mean the actual fully burdened hourly (assuming such employee works two thousand and eighty (2080) hours per year) direct cost of the relevant employee including benefits, but excluding overtime, bonus, or any equivalent discretionary payments to such employee.

16.	Section 2.6 of the Supply Agreement will be amended as follows:

Amend	and restated Section 2.6.1 to read as follows:

Allergan is entitled to set up an alternative manufacturing facility, whether at Allergan’s facility or at another location (an “Alternative Manufacturing Facility”).

Delete the final two sentences of Section 2.6.2 and replace such sentences with the following:

All costs and expenses in connection with the setup of an Alternative Manufacturing Facility shall be borne by Allergan. Allergan shall reimburse Histogen for all of its fully-burdened costs of providing such assistance, including payment of reasonable costs of the time of Histogen’s employees and contractors spent in connection with such assistance at a rate of 115% the FTE Rate of the applicable employee per hour and reasonable and documented out-of-pocket costs, including any equipment leasing or purchase required in connection with such assistance.

Delete Section 2.6.6(b) and replace such provision in its entirety with the following:

[Intentionally Omitted.]

Delete the word “Regenica” in Section 2.6.6(d) and replace such word with the words “the Products.”

Amend and restate Section 2.6.6(e) as follows:

The manufacturing contract between Allergan and any third-party operator of the Alternative Manufacturing Facility shall be subject to the review and approval of Histogen, which approval will not be unreasonably withheld, conditioned or delayed;

17.

Notwithstanding anything to the contrary set forth in the License Agreement or the Supply Agreement, following the date hereof, Suneva, Allergan and Histogen will agree on a form of press release to be issued by Histogen regarding the Assignment, and Histogen may issue such a press release so long as each of Suneva and Allergan provide their prior written consent to such press release. For the avoidance of doubt, Histogen agrees that Histogen shall not issue any press release or otherwise make any public disclosure regarding the Agreements or the relationship set forth in the Agreements and herein with Suneva and Allergan unless such disclosure is required by Applicable Law (as defined in the License Agreement) or to the extent such disclosure is consistent in all respects with press release consented to by Suneva and Allergan; provided, however, that if Histogen is required to issue such release or make such statement, Histogen shall (a) to the extent permitted by Applicable Law, notify Allergan of such requirements in order to provide Allergan with an opportunity to seek a protective order or other similar order with respect to such information and (b) thereafter disclose only the minimum information necessary to comply with the requirement, whether or not a protective order or other similar order is obtained by Allergan.

18.

By execution hereof, Allergan and Histogen agree to, no later than 45 days following the closing of the Transaction, commence good faith discussions to explore the entry into an amendment to the License Agreement pursuant to which Allergan (or one of its affiliates) will make a one-time payment to Histogen in exchange for future royalty payments under the License Agreement; provided, that if Allergan and Histogen have not reached an agreement from such discussions by the date that is 90 days following the closing of the Transaction, Allergan and Histogen shall have no further obligation to continue such discussions.

Except as set forth herein or otherwise agreed in writing by Allergan and, only prior to the Assignment, Suneva and Histogen, the Agreements shall in all other respects continue on their existing terms from and after the date hereof.

Would you kindly countersign and return a scanned copy of this letter by e-mail to me as soon as possible at SBrown@sunevamedical.com. Please feel free to contact me at (619) 981-1963 if you have any questions about the consent or amendment.

By execution of this letter, Histogen hereby consents to the Assignment and agrees to the amendments to the Agreements and all other terms set forth herein.

[Signature Page Follows]

SUNEVA MEDICAL, INC.

By:	/s/ Stewart M. Brown
Name: Stewart M. Brown
Title: Vice President, Legal Affairs

Acknowledged and agreed to this 17th day of July 2017

HISTOGEN, INC.

By:	/s/ Steven Hill
Name: Steven Hill
Title: V.P. Finance

By:	/s/ Martin Latterich
Name: Martin Latterich PhD
Title: V.P. Technical Operations

Acknowledged and agreed to this 17th day of July 2017

ALLERGAN SALES, LLC

By:	/s/ A. Robert D. Bailey
Name: A. Robert D. Bailey
Title: President

c.c.
DLA Piper 4365 Executive Drive, Suite 1100
San Diego, CA 92121
Attention: Knox Bell

Exhibit A

Agreement Modifications

Section 1.5 of the License Agreement and Section 1.3 of the Supply Agreement

“CCM” or “Cell Conditioned Media” means any tissue culture media conditioned by newborn fibroblast cells that when grown under simulated embryonic conditions, become multipotent stem cells, using the conditioning process created or developed by Histogen or its Affiliates. For clarity, “CCM” does not include any ingredient included in any product that was marketed or sold before June 30, 2017 in the SkinMedica product line.

Section 1.10 of the License Agreement

“Field of Use” means Products used to address any symptom or condition related to topical cosmetic applications, including without limitation, for enhancement of use of, or recovery from, microneedling, cosmetic wound healing, non-implantable device coating and the signs, symptoms and appearance of aging skin, as dispensed, directly or indirectly, by a physician from the physician’s office, clinic, hospital, medical spa or website. With respect to medical spa and website accounts, only those with an associated medical license number will be within the Field of Use. For clarity, Field of Use does not include hair growth, non-cosmetic wound healing, implantable device coatings, orthopedics, oncology, cuticle/nail growth, muscle growth/regeneration, or dermal fillers.”

Section 1.14 of the License Agreement

“Competition” means, on a Product-by-Product basis, the commercial launch of a Similar Product in the Territory after the Effective Date. It shall be Allergan’s burden to establish by a preponderance of the evidence that Competition exists. Non-limiting examples of objective evidence by which Allergan may demonstrate the existence of Competition include websites, advertisements, point of sale displays, and exhibits at tradeshows. For clarity, Competition shall not include the commercial launch of any product by Allergan or its Affiliates.

Section 1.15 of the License Agreement

“ReGenica Products” means current topical products in the ReGenica product line, including “Day”, “Overnight” and “Post-Resurfacing” products, along with any future topical products developed or manufactured by Histogen or developed, manufactured or sold by Allergan (or its Affiliates) that, in each case, include CCM as an ingredient for skin care and facial cosmetic applications. Histogen represents that the ReGenica Products (as finished goods and if properly handled and stored per Histogen’s instructions) have a twenty-four (24) month shelf life.

Section 1.16 of the License Agreement

“Similar Product” means any product, other than a Product introduced by Allergan or its Affiliates, that contains CCM or similar technology as an ingredient that is marketed in the Field of Use.

Section 1.17 of the License Agreement

“Improvements” means any adaptation, change, redesign, modification, invention, discovery, enhancement or development conceived, reduced to practice, developed or made after the Effective Date and (i) incorporated into a Product, (ii) made with respect to the specifications, the raw materials or the method or process of manufacture or production of a Product, including, but not limited to, any product which uses CCM or similar technology and performs the same function as a Product, (iii) incorporating, utilizing, or developed utilizing, Technical Information to create a Similar Product, (iv) requiring the practice of an invention claimed in the Patent Rights to create a Similar Product, or (v) serves to create a Similar Product. Notwithstanding the foregoing, “Improvements” will not include any intellectual property, invention, discovery or enhancement or development conceived and reduced to practice, or made by SkinMedica, Inc., Allergan pic or any of their respective affiliates (1) prior to June 30, 2017, or (2) after June 30, 2017 that (x) is not covered by a Valid Claim of any Licensed Intellectual Property and (y) does not otherwise utilize or reference, and is not based on, any Licensed Intellectual Property.

Section 1.27 of the License Agreement

“Product” means any topical formulation including CCM similar technology as an ingredient. In no event shall “Product” include (i) any product in the SkinMedica product line existing as of June 30, 2017 or (ii) any future SkinMedica product that does not include CCM as an ingredient.

Section 1.33 of the License Agreement

“Territory” means all countries and jurisdictions throughout the world.

Section 1.20 of the Supply Agreement

“Territory” means all countries and jurisdictions throughout the world.

Section 2.1.1 of the License Agreement

During the Term and subject to Allergan’s compliance with the terms and conditions of this Agreement, Histogen, on behalf of itself and its Affiliates, hereby grants Allergan an exclusive (even as to Histogen and its Affiliates), royalty-bearing, transferable (to the extent permitted under Section 15.2 below) license, with the right to grant sublicenses in accordance with Section 2.2, under the Licensed Intellectual Property, solely in the Field of Use and within the Territory and solely to make, have made, use, import and export, develop, register, warehouse, distribute, market, promote, offer to sell, sell and otherwise commercially exploit the Product throughout the Territory. During the Term and subject to Allergan’s compliance with the terms and conditions of this Agreement, Histogen, on behalf of itself and its Affiliates, hereby grants to Allergan a non-exclusive, royalty free, transferable (to the extent permitted under Section 15.2 below) license, with the right to grant sublicenses in accordance with Section 2.2, under the CCM Technical Information, solely in the Field of Use and within the Territory and solely to make, have made, use, import and export, develop, register, warehouse, distribute, market, promote, offer to sell, sell and otherwise commercially exploit the Products throughout the Territory. For clarity, if any products in the SkinMedica product line, or any other product line developed by Allergan and/or its Affiliates include CCM as an ingredient, such products shall constitute “Products” and royalties shall be due on sales of those products as set forth in Article 6.

Section 2.1.2 of the License Agreement

[Intentionally Omitted.]

Section 2.2 of the License Agreement

Allergan shall have the right to sublicense any of the rights granted in Section 2.1 to one or more of its Affiliates and/or Third Parties only upon obtaining Histogen’s prior written consent, which consent will not be withheld unreasonably; provided, however, that Allergan shall secure all appropriate covenants, obligations and rights from any permitted Sublicensee, including, but not limited to licenses, Intellectual Property Rights and confidentiality obligations, to ensure that such Sublicensee is subject to, and Allergan can comply with, all of Allergan’s covenants and obligations to Histogen under this Agreement: provided, further, this sentence shall not apply with respect to sublicensing to contract sales organizations, co-promotion partners, distributors and/or other service providers assisting Allergan or any Sublicensee in the commercialization of the Products (collectively, “Incidental Sublicensees”). Allergan’s rights to sublicense are limited as expressly set forth in this Section 2.2. Allergan shall (i) provide Histogen in writing a complete copy of each sublicense agreement entered by it under this Agreement and (ii) name Histogen as a third party beneficiary in any such sublicense agreement; provided, however, that the requirements of the preceding clauses (i) and (ii) shall not apply with respect to sublicensing to Suneva Incidental Sublicensees. No such sublicense shall grant any right to grant further sublicenses without the prior, written consent of Histogen, such consent not to be unreasonably withheld.

Section 2.4 of the License Agreement

Allergan shall have the right to negotiate and execute a partnership with Histogen for any products in the Field of Use for which development begins after the Effective Date that contain CCM or similar technology and which would require approval or clearance by Regulatory Authority prior to sale (“Regulated Products”). The financial terms of such a partnership will most likely be different than the terms of this Agreement. This right of first negotiation will lapse 60 days from the date that Histogen gives notice to Allergan of its intention to develop any Regulated Product (such notice must include a development plan containing the therapeutic use of such Regulated Product along with Histogen’s projected timelines and expenses associated with the development of the Regulated Product). The earliest date upon which Histogen may deliver such notice is the Effective Date. For clarity, Histogen had begun development before the Effective Date of products containing CCM in the following areas: hair growth, non-cosmetic wound healing, implantable device coating, orthopedics, oncology, and dermal fillers.

Section 6.2.5 of the License Agreement

As a result of the good-faith negotiations conducted by the Parties pursuant to the former Section 6.2.5 of the Original Agreement, the Parties have agreed to a $150,000 minimum annual royalty, to be paid $37,500 each quarter by the first day of each calendar quarter. The Parties agree to re-visit the minimum annual royalties no later than June 1, 2014 and June 1 of each subsequent year.

It is further understood that in any year in which Suneva should fail to achieve the requisite sales at the applicable royalty rate to fund the agreed-upon minimum annual royalties, then at Suneva’s option this Agreement will either revert to a non-exclusive license without any minimum annual royalties or Suneva will make the minimum royalty payment and preserve this Agreement’s exclusivity and any existing minimum royalty obligations. In the event of a breach of this Agreement or the Supply Agreement by Histogen, with any such breach that is subject to cure remaining uncured sixty (60) days following Suneva’s notice of breach to Histogen, including but not limited to a failure to supply CCM in response to a Purchase Order issued pursuant to Section 3.1 of the Supply Agreement, Suneva shall be relieved of any minimum royalty obligation.

Section 1.22 of the Supply Agreement

“FTE Rate” shall mean the actual fully burdened hourly (assuming such employee works two thousand and eighty (2,080) hours per year) direct cost of the relevant employee including benefits, but excluding overtime, bonus, or any equivalent discretionary payments to such employee.

Section 2.6.1 of the Supply Agreement

Allergan is entitled to set up an alternative manufacturing facility, whether at Allergan’s facility or at another location (an “Alternative Manufacturing Facility”).

Section 2.6.2 of the Supply Agreement

Histogen shall provide Allergan with such assistance as may be reasonably requested by Allergan so as to enable a manufacturing facility designated by Allergan to Manufacture CCM. Such assistance will include, without limitation: (i) permitting Allergan and its representatives to observe the Manufacture of Bulk CCM at the Facility (subject to the terms and conditions of Section 2.3(a)), (ii) providing reasonable access to and consultation with persons knowledgeable of the Manufacture of the Bulk CCM, (iii) providing access to relevant technical information, and (iv) providing reasonable assistance to Allergan in identifying, contacting and securing supply sources for Bulk CCM excipients, if applicable. All costs and expenses in connection with the setup of an Alternative Manufacturing Facility shall be borne by Allergan. Allergan shall reimburse Histogen for all of its fully-burdened costs of providing such assistance, including payment of reasonable costs of the time of Histogen’s employees and contractors spent in connection with such assistance at a rate of 115% the FTE Rate of the applicable employee per hour and reasonable and documented out-of-pocket costs, including any equipment leasing or purchase required in connection with such assistance.

Section 2.6.6(b) of the Supply Agreement

[Intentionally Omitted.]

Section 2.6.6(d) of the Supply Agreement

The Alternative Manufacturing Facility shall not manufacture CCM for any Person other than Allergan and its Affiliates and licensees; and the Alternative Manufacturing Facility shall not manufacture CCM for any product other than the Products.

Section 2.6.6(e) of the Supply Agreement

The manufacturing contract between Allergan and any third-party operator of the Alternative Manufacturing Facility shall be subject to the review and approval of Histogen, which approval will not be unreasonably withheld, conditioned or delayed;